Exhibit 99.1

NEWS RELEASE
6140 Stoneridge Mall Road
CONTACT:	Suite 590
Pleasanton, CA 94588
Kim Duncan	925-460-3663
Senior Director, Investor Relations	www.coopercos.com
The Cooper Companies, Inc.
ir@cooperco.com

THE COOPER COMPANIES AMENDS CREDIT FACILITY

PLEASANTON, Calif., May 31, 2012 – The Cooper Companies, Inc. (NYSE: COO) today announced it entered into an amendment to its Senior Unsecured Credit Facility. The aggregate commitment of the Senior Unsecured Revolving Line of Credit was increased to $1.0 billion from $750.0 million, and the $234.4 million Senior Unsecured Term Loan was fully repaid using the new revolving facility. This facility offers additional availability, lower interest rates and extends the maturity date to May 31, 2017 from January 12, 2016.

Additional details will be discussed on the Company’s second quarter 2012 earnings conference call on June 7, 2012.

About The Cooper Companies

The Cooper Companies, Inc. (“Cooper”) is a global medical device company publicly traded on the NYSE Euronext (NYSE:COO). Cooper is dedicated to being A Quality of Life Company™ with a focus on delivering shareholder value. Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to crafting a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical focuses on supplying women’s health clinicians with market leading products and treatment options to improve the delivery of healthcare to women. Headquartered in Pleasanton, CA, Cooper has over 7,000 employees with products sold in over 100 countries. For more information, please visit www.coopercos.com.

COO-G

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